                                                                                                                           EXHIBIT 99.1

NEWS RELEASE

Media Contact:             Roy Wiley        630-753-2627
Investor Contact:          Ramona Long      630-753-2406
Web site:                  WWW.NAV-INTERNATIONAL.COM

                                                NAVISTAR, UAW REACH TENTATIVE AGREEMENT

         WARRENVILLE, Ill. - October 25, 2002 -- International Truck and Engine Corporation and the leadership of the United Auto
Workers union have reached tentative agreement on a new five-year labor agreement, it was announced today.
         The agreement is subject to ratification by the UAW membership, which will take place on Sunday, October 27. No details will be announced pending ratification.
          International Truck and Engine is the operating company of Navistar International Corporation (NYSE:NAV). Negotiation
towards new labor agreements began in late July in Louisville, Ky. The contract expired on October 1 and was extended on a day-to-day basis until October 22.
         Robert C. Lannert, vice chairman and chief financial officer said that production slowdowns in both engine and truck and the inefficiencies due to building medium trucks at both Escobedo and Springfield during the protracted negotiations and the continued
weakness of the Brazilian exchange rate will result in the company revising its fiscal 2002 fourth quarter earnings guidance to a loss of ($1.05) to ($1.10) per share from continuing operations.
         The UAW represents approximately 7,100 employees in manufacturing plants in Indianapolis, Ind., Melrose Park, Ill. and
Springfield, Ohio; parts distribution centers in Atlanta, Baltimore and Dallas and at the truck technical center in Fort Wayne, Ind.
         Headquartered in Warrenville, Ill., International Truck and Engine Corporation is a leading producer of mid-range diesel engines, medium trucks, heavy trucks, severe service vehicles and a provider of parts and service sold under the International®
brand. IC Corporation, a wholly owned subsidiary, produces school buses.  The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Additional information can be found on the company's web site at WWW.NAV-INTERNATIONAL.COM

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Page Two/Agreement

                                                      Forward Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future.  It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in Navistar's Securities and Exchange Commission filings.  Navistar assumes no obligation to update the information included in this news release.

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